Exhibit 99.1

francesca’s® Reports Second Quarter Fiscal Year 2018 Financial Results

•	Net sales decreased 6% to $113 million and comparable sales decreased 13%
•	Diluted earnings per share was $0.01
•	Company revises full year sales and EPS guidance

HOUSTON, TEXAS — September 11, 2018 — Francesca’s Holdings Corporation (Nasdaq: FRAN) today reported financial results for the second quarter ended August 4, 2018.

Steve Lawrence, President and CEO, stated, “Second quarter sales results were disappointing mostly due to weak traffic trends. While we have made significant progress in our merchandising strategy, inventory discipline and store renovations, we know there is additional work to be done to win back our core customer. We did see some positives in the business, including improving conversion, very strong ecommerce sales growth, and a significant reduction in clearance inventory.”

Mr. Lawrence continued, “While we did not see the positive inflection in our results that we had hoped for, I strongly believe that the steps we are taking in resetting our merchandising strategy, investing in our omni-channel and reformatting our stores to better showcase our product, were the right decisions for the business. In addition, we are taking action to drive improved traffic trends through a number of marketing initiatives. That said, as we see the progress in our business coming at a more measured pace, we are reducing our annual guidance.  I am proud of the team’s hard work and dedication and look forward to building upon our efforts to get our business back on track to deliver sustainable long-term sales and profitability growth.”

SECOND QUARTER RESULTS

Net sales decreased 6% to $113.0 million from $119.7 million in the second quarter of fiscal 2017 due to a 13% decrease in comparable sales. This follows a 3% decrease in comparable sales for the prior year quarter. The decline in comparable sales was primarily due to the decline in boutique traffic and conversion rate, although conversion sequentially improved from month-to-month during the quarter. These decreases were partially offset by sales from 50 net new boutiques added since the same period last year. The Company opened four new boutiques and closed six boutiques during the quarter, bringing the total boutique count to 742 at the end of the quarter.

Gross profit, as a percent of net sales, decreased to 39.0% from 46.3% in the comparable prior year quarter. This unfavorable variance was due to the decrease in merchandise margin and higher occupancy costs. Merchandise margin decreased versus last year due to higher markdowns and marked-out-of-stock charges as a result of our in-season clearance strategy and in order to transition the boutiques to our new merchandising direction. Occupancy costs increased versus last year primarily due to the increased number of boutiques, higher rent and related expenses driven by increased penetration of boutiques in high traffic centers, and higher depreciation as a result of increased new boutique and remodel costs. Additionally, occupancy costs deleveraged significantly versus last year as a result of lower sales.

Selling, general and administrative expenses decreased 1% to $43.3 million in the thirteen weeks ended August 4, 2018 from $43.6 million in the thirteen weeks ended July 29, 2017. This decrease was due to lower short- and long-term performance-based incentive expenses as a result of lower expected payouts partially offset by an increase in corporate payroll and marketing expenses.

Income from operations was $0.8 million, or 0.7% of net sales, compared to income from operations of $11.8 million, or 9.9% of net sales, in the comparable prior year quarter.

The Company’s effective tax rate for the quarter was 44.6% compared to 38.7% in the comparable prior year quarter. The increase in the Company’s effective tax rate was due to additional expense recognized related to the vesting of certain stock-based awards partially offset by the lower corporate tax rate under the Tax Cuts and Jobs Act enacted in December 2017.

Net income for the second quarter was $0.5 million, or $0.01 diluted earnings per share, compared to net income of $7.3 million, or $0.20 diluted earnings per share, in the comparable prior year quarter.

BALANCE SHEET SUMMARY

Total cash and cash equivalents at the end of the quarter were $23.4 million compared to $33.3 million at the end of the comparable prior year quarter, with no debt outstanding. Inventory on hand totaled $31.9 million at the end of the second quarter compared to $34.0 million at the end of the comparable prior year quarter. Average ending inventory per boutique decreased 13% versus the comparable prior year period as the Company continues to diligently control inventory through enhanced inventory management processes.

THIRD QUARTER AND REVISED FISCAL YEAR 2018 GUIDANCE

For the third quarter ending November 3, 2018, net sales are expected to be in the range of $105 million to $110 million, assuming a comparable sales decrease of 3% to 8% compared to the prior year decrease of 18%. The Company plans to open one new boutique and close three existing boutiques during the third quarter. The Company expects a diluted loss per share of $0.03 to a diluted earnings per share of $0.02.

For the fiscal year ending February 2, 2019, net sales are now expected to be in the range of $453 million to $463 million; assuming a comparable sales decrease of 8% to 10% compared to the prior year decrease of 11% in comparable sales. Diluted earnings per share are expected to be in the range of $0.15 to $0.25 compared to prior year diluted earnings per share of $0.43. This also compares to prior year adjusted diluted earnings per share of $0.52, which excludes the $3.3 million, or $0.09 per diluted share, charge related to the remeasurement of the Company’s deferred tax assets.

Capital expenditures for fiscal year 2018 are still expected to be approximately $30 million. The Company now expects to open 34 boutiques, close 24 boutiques and refresh 80 to 85 boutiques in fiscal year 2018.

Conference Call Information

A conference call to discuss the second quarter fiscal year 2018 results is scheduled for September 11, 2018, at 8:30 a.m. ET. A live webcast of the conference call will be available in the investor relations section of the Company’s website, www.francescas.com. A replay of the call will be available after the conclusion of the call and remain available until September 18, 2018. To access the telephone replay, listeners should dial 1-844-512-2921. The access code for the replay is 3108228. A replay of the web cast will also be available shortly after the conclusion of the call and will remain on the website for ninety days.

Forward-Looking Statements

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements reflect our current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected. These risks and uncertainties include, but are not limited to, the following: the risk that we cannot anticipate, identify and respond quickly to changing fashion trends and customer preferences or changes in consumer environment, including changing expectations of service and experience in boutiques and online, and evolve our business model; our ability to attract a sufficient number of customers to our boutiques or sell sufficient quantities of our merchandise through our ecommerce website; our ability to successfully open, refresh and operate new boutiques each year; our ability to efficiently source, distribute additional merchandise quantities necessary to support our growth; and the impact of potential tariff increases or new tariffs. For additional information regarding these and other risks and uncertainties that could cause actual results to differ materially from those contained in our forward-looking statements, please refer to "Risk Factors" in our Annual Report on Form 10-K for the year ended February 3, 2018 filed with the Securities and Exchange Commission (“SEC”) on March 28, 2018 and any risk factors contained in subsequent quarterly and annual reports we file with the SEC. We undertake no obligation to publicly update or revise any forward-looking statement.

Non-GAAP Information

This press release includes non-GAAP adjusted diluted earnings per share, a non-GAAP financial measure. The Company believes this non-GAAP financial measure not only provides our management with comparable financial data for internal financial analysis but also provides meaningful supplemental information to investors. Specifically, this non-GAAP financial measure allows investors to better understand the performance of the business and facilitate a meaningful evaluation of our fiscal year 2017 diluted earnings per share on a comparable basis with our expected fiscal year 2018 results. This non-GAAP measure should be considered a supplement to, and not as a substitute for or superior to, financial measures calculated in accordance with GAAP.

About Francesca's Holdings Corporation

francesca's® is a growing specialty retailer which operates a nationwide-chain of boutiques providing customers a unique, fun and personalized shopping experience. The merchandise assortment is a diverse and balanced mix of apparel, jewelry, accessories and gifts. Today francesca's® operates approximately 742 boutiques in 47 states and the District of Columbia and also serves its customers through francescas.com. For additional information on francesca's®, please visit www.francescas.com.

CONTACT:

ICR, Inc.	Company
Jean Fontana	Kelly Dilts 832-494-2236
646-277-1214	Kate Venturina 832-494-2233
IR@francescas.com

Francesca’s Holdings Corporation

Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts, Percentages and Basis Points)

	Thirteen Weeks Ended
	August 4, 2018		July 29, 2017		Variance
	In USD	As a % of Net Sales(1)	In USD	As a % of Net Sales(1)	In USD	%	Basis Points
Net sales	$113,025	100.0%	$119,707	100.0%	$(6,682)	(6)%	-
Cost of goods sold and occupancy costs	68,918	61.0%	64,312	53.7%	4,606	7%	730
Gross profit	44,107	39.0%	55,395	46.3%	(11,288)	(20)%	(730)
Selling, general and administrative expenses	43,277	38.3%	43,556	36.4%	(279)	(1)%	190
Income from operations	830	0.7%	11,839	9.9%	(11,009)	(93)%	(920)
Interest expense	(112)	(0.1)%	(110)	(0.1)%	(2)	2%	-
Other income	102	0. 1%	119	0.1%	(17)	(14)%	-
Income before income tax expense	820	0.7%	11,848	9.9%	(11,028)	(93)%	(920)
Income tax expense	366	0.3%	4,585	3.8%	(4,219)	(92)%	(350)
Net income	$454	0.4%	$7,263	6.1%	$(6,809)	(94)%	(570)
(1) Percentage totals or differences in the above table may not equal the sum or difference of the components due to rounding.

Diluted earnings per share	$0.01		$0.20
Weighted average diluted share count	35,020		36,472
Comparable sales change	(13)%		(3)%

	Twenty-Six Weeks Ended
	August 4, 2018		July 29, 2017		Variance
	In USD	As a % of Net Sales(1)	In USD	As a % of Net Sales(1)	In USD	%	Basis Points
Net sales	$213,430	100.0%	$227,396	100.0%	$(13,966)	(6)%	-
Cost of goods sold and occupancy costs	130,960	61.4%	123,317	54.2%	7,643	6%	710
Gross profit	82,470	38.6%	104,079	45.8%	(21,609)	(21)%	(710)
Selling, general and administrative expenses	86,160	40.4%	84,934	37.4%	1,226	1%	300
Loss (income) from operations	(3,690)	(1.7)%	19,145	8.4%	(22,835)	(119)%	(1,010)
Interest expense	(229)	(0.1)%	(223)	(0.1)%	(6)	(3)%	-
Other income	252	0.1%	190	0.1%	62	33%	-
(Loss) income before income tax (benefit) expense	(3,667)	(1.7)%	19,112	8.4%	(22,779)	(119)%	(1,010)
Income tax (benefit) expense	(236)	(0.1)%	7,516	3.3%	(7,752)	(103)%	(340)
Net (loss) income	$(3,431)	(1.6)%	$11,596	5.1%	$(15,027)	(130)%	(670)
(1) Percentage totals or differences in the above table may not equal the sum or difference of the components due to rounding.

Diluted (loss) earnings per share	$(0.10)		$0.32
Weighted average diluted share count	34,807		36,811
Comparable sales change	(15)%		(4)%

Francesca’s Holdings Corporation

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	August 4, 2018	February 3, 2018	July 29, 2017
ASSETS
Current assets:
Cash and cash equivalents	$23,354	$31,331	$33,298
Accounts receivable	19,764	16,642	18,416
Inventories	31,902	26,816	34,036
Prepaid expenses and other current assets	10,549	9,714	9,433
Total current assets	85,569	84,503	95,183
Property and equipment, net	89,858	87,702	83,956
Deferred income taxes	7,233	9,413	16,009
Other assets, net	4,912	3,622	3,138
TOTAL ASSETS	$187,572	$185,240	$198,286

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$29,406	$17,801	$26,971
Accrued liabilities	11,926	14,654	17,748
Total current liabilities	41,332	32,455	44,719
Landlord incentives and deferred rent	35,904	38,337	38,125
Total liabilities	77,236	70,792	82,844

Commitments and contingencies

Stockholders’ equity:
Common stock - $0.01 par value, 80.0 million shares authorized; 47.3 million, 46.3 million and 46.4 million shares issued at August 4, 2018, February 3, 2018 and July 29, 2017, respectively.	473	463	464
Additional paid-in capital	112,136	111,439	111,405
Retained earnings	157,748	159,045	155,080
Treasury stock, at cost – 11.1 million, 10.3 million and 9.7 million shares at August 4, 2018, February 3, 2018 and July 29, 2017, respectively.	(160,021)	(156,499)	(151,507)
Total stockholders’ equity	110,336	114,448	115,442
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$187,572	$185,240	$198,286

Francesca’s Holdings Corporation

Consolidated Statements of Cash Flows

(In thousands)

	Twenty-Six Weeks Ended
	August 4, 2018	July 29, 2017
Cash Flows Provided by Operating Activities:
Net (loss) income	$(3,431)	$11,596
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	12,105	10,310
Stock-based compensation expense	733	2,422
Loss on disposal of assets	350	233
Deferred income taxes	1,473	(497)
Impairment charges	148	100
Changes in operating assets and liabilities:
Accounts receivable	(3,122)	(12,538)
Inventories	(5,086)	(10,078)
Prepaid expenses and other assets	(2,411)	(1,978)
Accounts payable	12,590	16,864
Accrued liabilities	20	(8,013)
Landlord incentives and deferred rent	(2,433)	33
Net cash provided by operating activities	10,936	8,454

Cash Flows Used in Investing Activities:
Purchases of property and equipment	(14,436)	(12,890)
Net cash used in investing activities	(14,436)	(12,890)

Cash Flows Used in Financing Activities:
Repurchases of common stock	(3,980)	(15,326)
Taxes paid related to net settlement of equity awards	(26)	(142)
Payment of debt issuance costs	(471)	-
Net cash used in financing activities	(4,477)	(15,468)

Net decrease in cash and cash equivalents	(7,977)	(19,904)
Cash and cash equivalents, beginning of year	31,331	53,202
Cash and cash equivalents, end of period	$23,354	$33,298

Supplemental Disclosures of Cash Flow Information:
Cash paid for income taxes	$226	$23,742
Interest paid	$77	$97

Francesca’s Holdings Corporation

Supplemental Information

Quarterly Sales by Merchandise Category

	Thirteen Weeks Ended
	August 4, 2018		July 29, 2017		Variance
	In USD	As a % of Sales	In USD	As a % of Sales	In USD	%
	(in thousands, except percentages)
Apparel	56,807	50.3%	$65,396	54.6%	$(8,589)	(13)%
Jewelry	26,984	23.9%	25,560	21.4%	1,424	6%
Accessories	17,181	15.2%	14,735	12.3%	2,446	17%
Gifts	11,337	10.0%	12,836	10.7%	(1,499)	(12)%
Merchandise sales	112,309	99.4%	118,527	99.0%	(6,218)	(5)%
Others(1)	716	0.6%	1,180	1.0%	(464)	(39)%
Net sales	113,025	100.0%	$119,707	100.0%	$(6,682)	(6)%

(1)	Includes gift card breakage income, shipping and change in return reserve.

Quarterly Comparable Sales

	FY 2018	FY 2017	FY 2016
Q1	(16)%	(5)%	2%
Q2	(13)%	(3)%	0%
Q3		(18)%	7%
Q4		(15)%	0%
Fiscal year		(11)%	2%

Boutique Count

	Twenty-Six Weeks Ended August 4, 2018	Fiscal Year Ended February 3, 2018	Twenty-Six Weeks Ended July 29, 2017
Number of boutiques open at the beginning of period period	721	671	671
Boutiques opened	31	60	28
Boutiques closed	(10)	(10)	(7)
Number of boutiques open at the end of period	742	721	692